USMX, INC.
                         141 UNION BOULEVARD, SUITE 100
                            LAKEWOOD, COLORADO 80228

                                 PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of USMX, Inc., a Delaware corporation (the "Company" or "USMX"), for use at the Annual Meeting of Stockholders to be held at 2:00 p.m, local time, on May 23, 1995, at the Sheraton Denver West Hotel, 360 Union Boulevard, Lakewood, Colorado or at any adjournments thereof. The Company anticipates that this Proxy Statement and the accompanying form of Proxy will be first mailed or given to the stockholders of the Company on or about April 20, 1995. The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1994, accompanies this Proxy Statement, but does not form a part of the proxy solicitation materials.

     The cost of soliciting Proxies will be borne by the Company. Officers and regular employees of the Company, without compensation other than their regular compensation, may solicit Proxies by further mailing, by telephone and by telegraph and by personal conversations. The Company will reimburse brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of common stock. The Company has no plans to retain any firms, or otherwise incur any extraordinary expense, in connection with the solicitation of stockholders.

                                VOTING PROCEDURES

     Stockholders of record at the close of business on April 7, 1995, ("Record Date") will be entitled to vote at the meeting. On such Record Date, the Company had outstanding and entitled to vote 14,766,134 shares of common stock. Each stockholder is entitled to cast one vote for each share of common stock registered in such stockholder's name on the books of the Company held on the Record Date. The presence in person or by proxy of the holders of one-third of the shares of the Company is necessary to constitute a quorum at the meeting.

     Any Proxy may be revoked by the person giving it at any time before it has been exercised or by attending the meeting and voting in person. Revocation in writing is the sole means by which Proxies may be revoked. Proxies may be revoked by execution of a later dated Proxy or by written notice to the Secretary of the Company at the Company's address above before the Annual Meeting or by a personal vote at the Annual Meeting of Stockholders.

     Unless instructed to the contrary in the Proxies, the Proxies will be voted for the persons named below in the election of the Company's Board for the proposals related to the Company's option plans, and will be voted in the discretion of the Proxies on such other matters as may properly come before the meeting. The Company does not know of any other matters to come before the meeting.

     Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but as they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

     The number of shares of the Company's common stock beneficially owned as of March 31, 1995, by each of the directors and nominees is stated opposite each individual's name in "ELECTION OF DIRECTORS". The number of shares of the Company's common stock beneficially owned by all directors and officers of the Company as a group is stated at the end of the list of directors in "ELECTION OF DIRECTORS". The following is information with respect to the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company:

                                                       Amount and
                                                       Nature of
      Title of     Name and Address of                 Beneficial      Percent
        Class      Beneficial Owner                    Ownership       of Class
    -----------   --------------------------------    -------------   ----------
     Common        Pegasus Gold Inc.
                   9 North Post Street, Suite 400
                   Spokane, WA 99201                   4,826,000(1)    32.6%

     Common        Van Eck Associates
                   Corporation
                   122 East 42nd Street
                   New York, New York 10168            1,270,000(2)    8.6%

  (1) Represents direct ownership.

  (2) Van Eck Associates Corporation has advised the Company that it is a registered investment adviser, and that such shares are held for funds or trusts managed by it, including 930,000 shares (6.3%) held for Gold/Resources Fund and 275,000 shares (1.9%) held for International Investors Incorporated and 65,000 shares (0.4%) for a private investor. Gold/Resources Fund and International Investors Incorporated are open end, diversified investment management companies which concentrate investments in gold mining shares. The shares of both of such companies are publicly held and Van Eck Associates Corporation has advised the Company that to its knowledge no natural person owns beneficially more than 5% of the outstanding shares of either such company. John C. Van Eck, whose business address is the same as that of Van Eck Associates Corporation, has voting control of Van Eck Associates Corporation.


                              ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board") is divided into three Groups, with the terms of office of each Group ending in successive years. The terms of directors of Group I expire with this Annual Meeting. The directors of Group II and Group III will continue in office. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons in Group I named below.

     The Company does not contemplate that any of the persons named below will be unable or will decline to serve. However, if any such nominee is unable or declines to serve, the persons named in the accompanying Proxy will vote for a substitute, or substitutes, at their discretion.

     The following information is submitted respecting the nominees for election and other directors of the Company:



                                        NOMINEES FOR DIRECTOR

                                               GROUP I
                                  FOR THREE YEAR TERM EXPIRING 1998


                                                                   Director    Shares Beneficially   Percent
                  Name and Business Experience                       Since          Owned            of Class

George J. Allen, age 66, has served as President of Allen
Engineering since 1983.  From 1951 to 1983, he served in various positions with Kennecott Corporation, including Vice President
and Director of Tolling.                                             1990         27,000(3)          .2%

Werner G. Nennecker, age 41, joined Pegasus Gold Inc. in
September 1992 as Senior Vice President and Chief Operating
Officer.  In November 1992, Mr. Nennecker assumed the position of President and Chief Executive Officer of Pegasus.  Prior to
joining Pegasus, Mr. Nennecker worked 15 years in the mining industry with Ranchers Exploration and Santa Fe Pacific Gold
Corporation.  Most recently, he held the positions of Executive
Vice-President of Santa Fe Pacific Minerals Corporation and
President of Santa Fe Pacific Gold Corporation.  He has
extensive experience in all aspects of the mining business.  Mr.
Nennecker is also a director of Pegasus Gold Inc., Zapopan NL,
the Gold Institute, and the National Mining Hall of Fame.            1992      4,846,000(1)(6)     31.8%

Robert Scullion, age 56, has been a partner in Scullion,
Strasheim & Company, a firm of Certified Public Accountants, since 1975.  He is a Certified Public Accountant licensed in the
United States as well as a Scottish Chartered Accountant.            1987         16,750(2)          .1%



                            MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                                 GROUP II
                                       THREE YEAR TERM EXPIRING 1996


                                                                      Director    Shares Benefically   Percent
                   Name and Business Experience                         Since          Owned           of Class
Phillips S. Baker, age 35, joined Pegasus Gold in January 1994 as
Vice President, Finance and Chief Financial Officer.  Prior to
joining Pegasus, Mr. Baker worked seven years for Battle Mountain
Gold Company, most recently as Treasurer.  He also worked as an accountant for Arthur Andersen LLP.  Mr. Baker is an Attorney,
Certified Public Accountant and Certified Cash Manager.                 1995      4,836,000(4)(6)      31.8%

Terry P. McNulty, age 56, has served as President of T.P. McNulty &
Associates, a consulting firm, since 1988.  From 1983 to 1988, he
was President of Hazen Research, Inc.                                   1990         28,000(3)           .2%

James A. Knox, age 61, has served as President of the Company since
June 1991.  From 1969 until June 1991, he was an officer and director of Knox, Kaufman, Inc.  That firm provided geological consulting services and managed exploration programs in the United
States and Western Canada.  Mr. Knox has previously been employed as a geologist with several other companies, including The Superior
Oil Company where he was a district Exploration Manager, and Kermac
Nuclear Fuels Corporation where he also managed the exploration
efforts.                                                                1985        317,232(5)          2.1%




                                                 GROUP III
                                       THREE YEAR TERM EXPIRING 1997
                                                                      Director   Shares Beneficially  Percent
                   Name and Business Experience                         Since          Owned          of Class
Donald P. Bellum, age 62, has over 35 years of experience in the mining industry and related fields.  Mr. Bellum currently serves as a consultant to the mining industry.  From 1987 to 1991, Mr. Bellum was Executive Vice President of Cyprus Minerals Company.  He served as President of Cyprus Coal Company from 1978 to 1987.  From 1974 to 1978, Mr. Bellum was Vice President of Operations for Tesoro
Coal Company.  Mr. Bellum served as Project Manager (1965 to 1969)
and as Mine Manager (1969 to 1973) for Kennecott Copper                 1992         20,000(1)         .1%
Corporation.

Gregory Pusey, age 43, served as the Company's Chief Financial
Officer from May 1989 until January 1990 and he also has served as the Secretary and Treasurer of the Company.  Since 1983, Mr. Pusey
has been engaged in private investment activities.  He has served as President of Livingston Capital, Ltd. and President of the
General Partner of Graystone Capital, Ltd, a venture capital firm.
He is also President and a Director of Cambridge Holdings, Ltd.
Mr. Pusey was a founder of the Company.                                 1979        292,274(4)          1.9%

All directors and executive officers as a group (11 persons)                      5,864,939(6)(7)      38.5%

(1)  Includes 20,000 shares underlying currently exercisable options granted
 	 pursuant to the Company's Non-Discretionary Stock Option Plan For Non-Employee
     Directors.
(2)  Includes 16,750 shares underlying currently exercisable options granted
  	 pursuant to the Company's Non-Discretionary Stock Option Plan For Non-Employee
  	 Directors.
(3)  Includes 15,000 shares underlying currently exercisable options granted
	 pursuant to the Company's Non-Discretionary Stock Option Plan For Non-Employee
	 Directors.
(4)  Includes 10,000 shares underlying currently exercisable options granted
	 pursuant to the Company's Non-Discretionary Stock Option Plan For Non-Employee
	 Directors.
(5)  Includes 190,000 shares underlying currently exercisable options granted
  	 pursuant to the Company's 1987 Stock Option Plan.
(6)  Messrs. Nennecker and Baker are officers and Mr. Nennecker is a director of
  	 Pegasus.  As such, they can be considered to be beneficial owners of the
  	 4,826,000 shares held of record by Pegasus.  Accordingly, the figures opposite
  	 their names reflect the 4,826,000 shares owned by Pegasus.
(7)  Includes currently exercisable options to purchase 436,750 shares.


     Effective September 1987, the Company and Pegasus Gold Inc. ("Pegasus") entered into an Agreement pursuant to which the Company and Pegasus agreed that the Board of Directors of the Company would consist of nine members including three individuals designated by Pegasus (the "Pegasus Representatives"). The Agreement expired in September 1989. None of the present members of the Board of Directors was designated as a Pegasus Representative during the term of the Agreement. Messrs. Nennecker and Baker were elected by the Board as directors to fill vacancies created by the resignations of former officers of Pegasus who themselves were either Pegasus Representatives or successors of Pegasus Representatives.

     The Board of Directors held ten meetings in person or by consent during the year ended December 31, 1994. All incumbent directors attended at least 75 percent of the meetings of the Board held during the period for which they served as directors except Mr. Nennecker who, because of previous business commitments, was unable to attend three meetings.

     The Company's Board of Directors had three standing committees in 1994: the Audit Committee, the Compensation Committee and the Option Committee. The members of the Audit Committee are Terry P. McNulty and Robert Scullion. The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. Although members of the Audit Committee had informal discussions, the Audit Committee held no formal meetings in 1994.

     The Compensation Committee determines matters related to compensation payable to the Company's executive officers. The members of the Compensation Committee during 1994 were George J. Allen, Donald P. Bellum and Gregory Pusey. The Compensation Committee held two meetings in 1994.

     The Option Committee administers the Company's 1987 Stock Option Plan. The members of the Option Committee in 1994 were George J. Allen, a director of the Company, c/o Allen Engineering Company, 2610 Skyline Drive, Salt Lake City, Utah 84108; Robert Scullion, a director of the Company, 1720 South Bellaire Street, Suite 301, Denver, Colorado 80222; and Werner G. Nennecker, 601 West First Avenue, Suite 1500, Spokane, Washington 99204. During the year ended December 31, 1994, the Option Committee held one meeting in person which was attended by all members.

     In October 1994, the Compensation Committee and the Option Committee were combined. The members of the newly combined committee are George J. Allen, Donald P. Bellum and Gregory Pusey.

                               EXECUTIVE OFFICERS

     Set forth below are the names and offices held by each of the executive officers of the Company:

                    Name and Business Experience                                   Offices Held
- ----------------------------------------------------------------------    --------------------------------
James A. Knox.  Information with respect to the age and business          President, Chief Executive
experience of Mr. Knox is set forth under "Directors" above.              Officer, Chairman

Dennis L. Lance, age 50, has served as Vice President -- Exploration of the Company since May 1989.  He also served as Secretary of the
Company from January 1990 to December 1990.  He has served as a geologist with the Company since June 1986.  Prior thereto, he was
an independent consulting geologist.                                      Vice President -- Exploration

Donald E. Nilson, age 50, joined the Company in October 1990.
Immediately prior thereto, he was Corporate Controller of Brazier
Forest Industries, Inc.                                                   Vice President -- Finance

Paul B. Valenti, age 45, joined the Company in May 1987 and was elected Vice President in August 1988.  From November 1983 to May
1987, he served as the Metallurgy Manager for Silver King Mines.          Vice President -- Operations


     There are no family relationships among the officers or directors.

                             EXECUTIVE COMPENSATION

     Following is information regarding compensation paid during each of the last three completed fiscal years to the executive officers of the Company whose salary and bonus exceeded $100,000 during 1994.

Summary Compensation Table

                                               Annual Compensation
                                           ---------------------------
                                                                    Long Term
                                                                  Compensation       All Other
   Name and Principal                                                Awards           Compen-
        Position             Year      Salary($)      Bonus($)     (Options#)         sation($)
- ----------------------      ------    -----------    ----------  --------------    -------------
James A. Knox,
President and CEO            1994       $151,500       $20,000       30,000          $4,022(1)
                             1993       $142,500       $25,000       30,000          $4,069(1)
                             1992       $135,000             -       30,000         $13,750
Dennis L. Lance,
V.P. -- Exploration          1994        $93,816        $8,000       15,000          $2,814(1)
                             1993        $89,256       $16,227       15,000          $2,678(1)
                             1992        $84,448        $6,500       10,000          $2,533
Donald E. Nilson,
V.P. -- Finance              1994        $95,530        $8,000       15,000          $2,790(1)
                             1993        $91,719       $10,000       15,000          $2,741(1)
                             1992        $87,615        $6,500       10,000          $2,628
Paul B. Valenti,
V.P. -- Operations           1993        $98,650        $8,000       15,000          $2,959(1)
                             1993        $96,230       $13,050       15,000          $2,887(1)
                             1992        $93,429        $6,500       10,000          $2,803

(1)  The amounts shown represent the Company's matching contribution  for the stated individuals to its 401(K) plan.


     The following table sets forth information with respect to stock options granted during 1994 to each of the executives named in the Summary Compensation Table. The assumed annual rates of stock price appreciation of 5% and 10% are set by a rule of the Securities and Exchange Commission, and are not intended as a forecast of possible future appreciation and stock prices. The potential value of options granted depends upon an increase in the market price of the Company's common stock. If the stock price does not increase, the options would be worthless and if the stock price does increase, this increase would benefit both option holders and stockholders commensurately.



OPTION GRANTS IN 1994
- ---------------------
                                                                Potential Realizable Value at
                                                                Assumed Annual Rates of Stock
                                                                Price Appreciation for Option
                                                                             Term
                                                                -----------------------------

                        % of Total
                        Options
             Options    Granted to
             Granted    Employees in   Exercise
   Name        (#)      Fiscal Year    Price ($/Sh)    Expiration Date        5%($)            10%($)
- ---------    --------   ------------   ------------    ---------------    -------------    -------------
James A.
Knox          30,000      10.9 %          $3.00         7/13/2004            $56,601         $143,437

Dennis L.
Lance         15,000       5.5 %          $3.00         7/21/2004            $28,300          $71,718

Donald E.
Nilson        15,000       5.5 %          $3.00         7/21/2004            $28,300          $71,718

Paul B.
Valenti       15,000       5.5 %          $3.00         7/21/2004            $28,300          $71,718

All Stock-
holders(1)                                                               $27,801,000      $70,453,000

Executive
officers'
gain as a
% of All
Stock-
holders'
gain                                                                         0.53%             0.53%

(1)  The amounts shown for All Stockholders represent the potential realizable
	 value assuming appreciation at the rates indicated based on the exercise price
	 per share and the expiration date applicable to grants made in 1994 and the
  	 number of outstanding shares on the date of grant.


     The following table sets forth, in the aggregate, the number of shares underlying options exercised during 1994 and states the value at year-end of exercisable and unexercisable options remaining outstanding. The "Value Realized" column reflects the difference between the market price on the date of exercise and the market price on the date of grant (which establishes the exercise price for the option) for all options exercised. However, the "Value Realized" numbers do not necessarily reflect what the executive might receive should he choose to sell the shares acquired, as the market price of the shares so acquired may at any time be higher or lower than the price on the exercise date of the option. Further, the executive may have actually received fewer shares as a result of the surrender of previously owned shares to pay the exercise price or the tax liability, or the withholding of shares to cover the tax liability associated with the option exercise.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                             Value of
                                            Number of        Unexercised In-
                      Shares                Unexercised      the-Money
                      Acquired              Options at       Options at
                      on         Value      FY-End (#)       FY-End ($)
                      Exercise   Realized   Exercisable/     Exercisable/
       Name              (#)        ($)     Unexercisable    Unexercisable
- -----------------   ----------   ---------  --------------   ----------------
James A. Knox          50,000     $71,625      160,000/         $75,200/
                                                30,000             -

Dennis L. Lance        10,000     $26,225       45,000/         $16,800/
                                                15,000             -

Donald E. Nilson          -          -          15,000             -
                                                15,000             -

Paul B. Valenti           -          -          35,000/         $10,600/
                                                15,000             -



COMPENSATION OF DIRECTORS

     In 1992, the Board adopted a plan by which all directors who are not employed either by the Company or by Pegasus are paid a fee of $350 for each meeting of the Board attended. In addition, each director who is not a full-time employee of the Company receives a fee of $500 per month. These directors also receive additional compensation plus reasonable expenses for any additional services performed. Robert Scullion is paid an additional $4,000 per year as chairman of the Audit Committee. During 1994, Terry P. McNulty was paid consulting fees totaling $5,700 for technical work related to process development for several of the Company's mining properties.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company employs James A. Knox on a full-time basis as its President and Chief Executive officer. In July 1993, the Company entered into an Employment Agreement with Mr. Knox for a two-year term ending June 30, 1995, at an annual salary of $150,000. The salary may be supplemented by such merit raises or bonuses as may be determined by the Company's Board of Directors. The Employment Agreement also requires the Company to provide certain benefits to Mr. Knox, including the use of an automobile. If the Employment Agreement is terminated by Mr. Knox, or by the Company for "cause", which is defined to mean willful or fraudulent misconduct or felonious or other behavior which is materially injurious to the Company, then the Company would be obligated to pay for Mr. Knox's services only through the date of termination. If the Employment

Agreement is terminated by the Company without cause or if Mr. Knox terminates the Agreement as a result of a breach by the Company, the Company would be liable for severance pay equal to 50 percent of his annual salary. In the event Mr. Knox's employment with the Company terminates as a result of his death or disability, the Company would be required to pay six months' salary. If the Company effects a merger or acquisition and Mr. Knox's employment is thereafter terminated without cause, which includes a material change in his job responsibilities, the Company would be obligated to pay Mr. Knox 50 percent of his annual salary. Mr. Knox has agreed not to acquire, for two years after the termination of the Employment Agreement, an interest in any mineral properties within two miles of any properties in which the Company has an interest or is, on the date of termination, negotiating to acquire an interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     George J. Allen, Donald P. Bellum and Gregory Pusey served as members of the Compensation Committee during 1994. In addition, Mr. Allen also served as a member of the Option Committee during 1994 along with Werner G. Nennecker and Robert Scullion. Mr. Nennecker is also an officer and director of Pegasus and, as such, can be considered to be a beneficial owner of the 4,826,000 shares of the Company's common stock held of record by Pegasus.

BOARD COMPENSATION AND OPTION COMMITTEES' REPORT ON EXECUTIVE COMPENSATION

     The compensation policies of the Compensation Committee and the Option Committee applicable to the Company's executive officers are based on the continuing need to attract and retain a management team capable of guiding the growth of the Company over the long term. Compensation of executive officers paid during 1994 is based on the qualifications and experience of the individual officers, competitive market conditions for executive talent, and the contributions of the individuals to the long term growth and stability of the Company and to maximizing the long term value of stockholders' investment in the Company. Factors considered by the Compensation Committee and the Option Committee to be important in the long term growth and stability of the Company and to maximizing the long term value of the stockholders' investment include increasing the quantity and quality of the Company's portfolio of exploration properties, development of these properties into producing mines where justified, acquisition and improvement of producing properties, increasing the amount and timeliness of internal and external financial reporting and building and maintaining a complement of well trained and highly motivated employees.
The Compensation and Option Committees also compared annual salary and bonuses with those paid by other gold mining companies.

     The Company's Compensation and Option Committees did not make its determinations based specifically upon objective measures of corporate performance in 1994 such as revenue or net income, nor did those Committees set any targets of performance using such objective measures. Those Committees believe that, for a growing exploration and mining company, primary emphasis should be placed on the exploration and development of mining properties with superior potential that will ultimately result in the achievement of improved financial results, through mineral production or property sale. The Committees believe that the performance of the Company's CEO and other executive officers during 1994 was commendable in continuing to lay the groundwork for such success and considered their performance as well as other factors discussed above in making its compensation decisions.

     The salary paid by the Company to James A. Knox for his services as President and Chief Executive Officer during 1994 was in accordance with the Employment Agreement which the Company entered into with Mr. Knox in July of 1993. During 1994 Mr. Knox was granted an option to purchase up to 30,000 shares of the Company's common stock. The number of options granted to Mr. Knox and the other executive officers was based on the Option Committee's positive assessment of their performance and a review of similar benefits offered by other gold mining companies. The exercise price for all options granted in 1994 was the fair market value of the stock on the date of grant.
                                        George J. Allen
                                        Donald P. Bellum
                                        Werner G. Nennecker
                                        Gregory Pusey
                                        Robert Scullion

PERFORMANCE GRAPH

The paper copy contains a line graph based on the following table:

                         Base Year    Dec     Dec      Dec      Dec      Dec
                           1989       1990    1991     1992     1993     1994

USMX,INC.                   100        55      50       98       152      95
NASDAQ Stock Market         100        85     136      159       181     177
S & P Gold Mining Index     100        87      70       64       116      93


     The above graph assumes an initial investment of $100 as of the close of trading December 31, 1989. Each of the data points gives the dollar value of the investment from December 31, 1989, forward assuming dividends, where paid, are reinvested monthly plus any price change in the investment.

                      PROPOSAL TO INCREASE NUMBER OF SHARES
                              RESERVED FOR ISSUANCE
                          UNDER 1987 STOCK OPTION PLAN

     The Board of Directors of the Company, subject to approval by the Company's stockholders at this Annual Meeting, has increased from 1,200,000 to 2,000,000 the number of shares of the Company's common stock reserved for issuance under the Company's 1987 Stock Option Plan (the "Plan"). The increase in the number of shares reserved for issuance is intended to enable the Company to provide incentives for employees of the Company and its subsidiaries by providing up to an additional 800,000 shares of the Company's common stock issuable pursuant to grants.

     The Plan was originally adopted effective May 1987 to supplement the Stock Option Plan adopted by the Company in 1982 by providing 400,000 shares issuable under option grants and by allowing for the grant of both incentive and non-qualified stock options. The Company's stockholders have twice approved increases in the number of shares reserved for issuance under the Plan: at the Annual Meeting of Stockholders in July 1990 from 400,000 to 800,000 shares, and at the Annual Meeting of Stockholders in May 1992 from 800,000 to 1,200,000 shares. The Board of Directors has approved, subject to stockholder approval, an increase in the number of shares reserved for issuance under the Plan to 2,000,000. The Plan provides that incentive stock options may be granted solely to key employees, whereas non-qualified stock options may be granted to any employee. There are also different tax consequences associated with incentive and non-qualified stock options (see Federal Income Tax Effects below.) As of April 11, 1995, no shares remained available for grant under the Plan, the Company had approximately 35 employees eligible to participate in the Plan, and the closing price of the Company's common stock as quoted on the Nasdaq Stock Market was $2.25.

     By increasing the number of shares issuable under option grants, the Company will be able to provide the opportunity for increased levels of compensation for its personnel without the need to make cash payments. Accordingly, the Company will be able to maximize cash available for other purposes such as investment, acquisitions and operations. In addition, because the incentives are provided in the form of stock options rather than cash, benefits accruing under the Plan through appreciation of the shares which underlie the options will also be realized by the Company's stockholders. The following discussion is a summary of the Plan and is qualified in its entirety by reference to the Plan as set forth in Exhibit A.

     The aggregate number of shares currently subject to options under the Plan for all current executive officers as a group is 455,000. There are no outstanding options under the Plan granted to any directors who are not executive officers. Additional information with respect to options granted to the Company's directors and executive officers is set forth under the headings of ELECTION OF DIRECTORS and EXECUTIVE COMPENSATION herein. On March 14, 1995, the Company granted an option to purchase 50,000 shares to James A. Knox. Aside from that grant, the Company has made no grants to any individual of five percent or more of the additional shares to be available pursuant to the Plan; however, it is possible that such grants may be made in the future.

     The following table sets forth information concerning grants of stock options which are subject to approval by the stockholders of the proposed amendment to increase the number of shares reserved for issuance under the Plan. The named individuals are executive officers whose salary and bonus exceeded $100,000 in the year ended December 31, 1994.


                          Options Granted   Exercise Price
     Name                       (#)            ($/sh)         Expiration Date
    ------------------    ---------------   --------------    ---------------
     James A. Knox            50,000          $2.1875             3/14/2005

     Dennis L. Lance          15,000          $3.00               7/21/2004
                              25,000          $2.1875             3/14/2005

     Donald E. Nilson         15,000          $3.00               7/21/2004
                              25,000          $2.1875             3/14/2005

     Paul B. Valenti          15,000          $3.00               7/21/2004
                              25,000          $2.1875             3/14/2005

     All others              268,800          $2.1875-            7/21/2004-
                                              $3.94               3/14/2005



     The approval of holders of shares representing a majority of the votes represented at the Annual Meeting will be necessary to approve the increase of the number of shares reserved for issuance under the Plan from 1,200,000 to 2,000,000 shares.

     The Board of Directors recommends a vote for the approval of the increase of the number of shares reserved for issuance under the Plan from 1,200,000 to 2,000,000 shares.

GENERAL PROVISIONS OF THE PLAN

     The Plan is administered by the Option Committee. The members of the Option Committee are George J. Allen, Donald P. Bellum and Gregory Pusey. The Option Committee is authorized, within the limits of the Plan, to determine the individuals to whom, and the time or times at which, options will be granted, the number of shares to be subject to each grant and the applicable restriction period. In addition, the Option Committee may determine the purchase price for the shares subject to the option and specify such other terms and provisions of any grants of options under the Plan as it deems necessary or desirable; provided, however, that grants intended to qualify as incentive stock options shall not be for less than 100% of the fair market value of the shares underlying the grant on the date of the grant.

     The Option Committee may adopt rules and regulations for carrying out the purposes of the Plan. It may also make such changes in and to the Plan as it deems in the best interests of the Company; provided, however, that no change or addition may impair any option previously granted under the Plan and that the approval by the affirmative votes of the holders of a majority of the outstanding shares of the Company entitled to vote and represented at a meeting held in accordance with Delaware law is required for any amendment which would modify the eligibility requirements for receiving options under the Plan, increase the benefits accruing to any employee under the Plan or increase the number of shares as to which options may be granted.

     The term of any option granted under the Plan may not be greater than 10 years and no option may be exercised for a six-month period following the date of its grant (except in the event of death). The Option Committee may determine whether an option will be exercisable in installments and, if it so decides, the number of installments and the percentage of the option exercisable at each installment date. If an optionee ceases to be employed by the Company or its subsidiaries because of his death or permanent and total disability, any exercisable option not exercised by him or his representative within 90 days of the date his employment ceases will expire. Any exercisable options granted to an employee whose employment ceases for any other reasons may be exercised within 30 days of the date of termination of employment.

     Payment of the purchase price of any shares underlying an option must be made in cash or certified funds except that if the purchase price at one time exceeds $2,000, the Option Committee may permit payment to be made by delivery to the Company for cancellation shares of the Company's common stock previously owned by the optionee with a fair market value at the date of payment equal to the portion of the purchase price not paid in cash. The Option Committee may also permit the optionee to use shares to be received from the exercise of the option to satisfy the minimum federal and state tax withholding requirements.

     In the event of any merger, consolidation, reorganization or exchange or reclassification, appropriate adjustments will be made to the number and kind of shares of stock which underlie options to be granted under the Plan.

     In the event of a "change in control" of the Company or a "reorganization event" (as these terms are defined in the Plan), including the merger or consolidation, reorganization, dissolution or liquidation of the Company, the Option Committee may advance the dates upon which outstanding options may be exercised, provide for the payment upon termination or cancellation of an option of an amount by which the fair market value of the shares underlying the options exceeds their exercise price or make such other adjustments as it deems appropriate.

     Incentive stock options may be granted only to those employees who are regarded by the Committee as "key" employees. With respect to incentive stock options, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which an incentive stock option first becomes exercisable may not exceed $100,000 per calendar year. Further, no incentive stock option shall be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (i) at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and (ii) such option by its terms is not exercisable after the expiration of five years from the date of grant.

     No options may be granted after the date on which the Plan terminates. The Plan will terminate at midnight on May 5, 1997, unless eliminated or terminated at an earlier date by the Board of Directors. Termination of the Plan does not affect options then outstanding under the Plan.

FEDERAL INCOME TAXATION OF OPTIONS

     The following is a summary of the federal income tax consequences of the issuance and exercise of stock options under the Plan to optionees and the Company under the Code. The discussion does not purport to be complete and does not cover foreign, state and/or local tax treatments.

     Options granted under the Plan may be either non-qualified stock options or incentive stock options as the Option Committee may determine.

  NON-QUALIFIED OPTIONS

     Non-qualified stock options do not qualify for special federal income tax treatment. Generally, no tax is imposed on the optionee upon the grant of a non-qualified stock option. Except as described below, upon the exercise of a non-qualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price paid for those shares. There is no item of tax preference upon such exercise. When shares received on exercise of a non
- -qualified stock option are sold or otherwise disposed of, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as long-term or short-term capital gain or loss, depending on the period for which the shares have been held. Upon the exercise of a non-qualified stock option, the Company may claim a deduction for compensation paid in the same amount as compensation is recog nized to the optionee.

  INCENTIVE STOCK OPTIONS

     Options granted under the Plan may also constitute incentive stock options. No federal income tax is imposed on the optionee upon the grant of an incentive stock option. If the optionee does not dispose of shares acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted nor within one year after the shares were transferred to him, except for the item of alternative minimum tax adjustment described below, no income is recognized by the optionee by reason of his exercise of the option. The difference between the option price paid and the amount realized on disposition of the shares is treated as long-term capital gain or loss. In such event, the Company would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares so acquired.

  Disqualifying Dispositions

     If, however, an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the two-year or one-year holding periods noted above, the disposal would be treated as a disqualifying disposition. The optionee is treated as having received, at the time of such disposition, compensation taxable as ordinary income. The Company may claim a deduction for compensation paid in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss (if sustained) would be recognized, the amount realized on the sale, if less) over the option price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on the period for which the shares had been held. Compensation taxable to an optionee as ordinary income is generally subject to a maximum effective income tax rate of 39.6%.

   Exercise of incentive stock option is a tax preference

     The excess of the fair market value of shares acquired upon exercise of an incentive stock option over the option price paid for such shares is an item of tax preference for the taxable year in which the shares are acquired. Accordingly, such excess would be taken into account in determining the optionee's alternative minimum taxable income subject to the alternative minimum tax. The alternative minimum tax, which is imposed in addition to regular income tax, is equal to the excess of (i) up to 28% of the taxpayer's alternative minimum taxable income in excess of a specified exemption amount, over (ii) the taxpayer's regular tax on his regular taxable income.

  Computation of gain on sale of stock acquired by means of incentive stock option

     Gain on the sale or other disposition of stock acquired by means of an incentive stock option is computed differently for regular tax and alternative minimum tax purposes. If the taxpayer is subject to the regular income tax regime in the year of sale, the taxable gain (for regular tax purposes) will be equal to the excess of the amount received for such shares over the option price paid for them. The taxpayer may be entitled to a credit against the regular federal income tax imposed on such gain for all or a portion of the alternative minimum tax previously paid. For alternative minimum tax purposes the taxable gain will be equal to the excess of the amount received for such shares over the fair market value of such shares at the time the option was exercised, and no credit will be allowed against the resulting alternative minimum tax liability for any previously paid alternative minimum tax.

  USE OF PREVIOUSLY ACQUIRED SHARES FOR PAYMENT OF OPTION PRICE

  Non-qualified stock options

     In the case of a non-qualified stock option, if the option price is paid by the delivery of shares of common stock previously acquired by the optionee having a fair market value equal to the option price ("Previously Acquired Shares"), gain or loss would not be recognized on the exchange of the Previously

Acquired Shares for a like number of shares pursuant to such an exercise of the option, and the optionee's basis in the number of shares received equal to the number of Previously Acquired Shares would be the same as his basis in the Previously Acquired Shares. In addition, the optionee would be treated as receiving compensation taxable as ordinary income equal to the fair market value at the time of exercise of the shares received in excess of the number of Previously Acquired Shares, and the optionee's basis in such excess shares would be equal to their fair market value at the time of exercise, except as described below.
  Incentive stock options

     In the case of an incentive stock option, the federal income tax consequences to the optionee of the payment of the option price with Previously Acquired Shares will depend on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of an incentive stock option and if such Previously Acquired Shares are being trans ferred prior to the expiration of the applicable minimum statutory holding period, the transfer would be treated as a disqualifying disposition of the Previously Acquired Shares (see DISQUALIFIYING DISPOSITIONS above). If the Previously Acquired Shares were acquired other than pursuant to the exercise of an incentive stock option, or were acquired pursuant to the exercise of an incentive stock option but had been held for the applicable minimum statutory holding period, no gain or loss would be recognized on the exchange of the Previously Acquired Shares.

     In either case, (i) the optionee's basis in the number of shares received equal to the number of Previously Acquired Shares would be the same as his basis in the Previously Acquired Shares, increased by any income recognized by the optionee upon the disqualifying disposition of the Previously Acquired Shares,
(ii) the optionee's basis in the shares received in excess of the number of Previously Acquired Shares would be zero, and (iii) the other incentive stock option rules would apply. Upon a subsequent disqualifying disposition of the shares so received, the shares with the lowest basis would be treated as disposed of first.

  NON-QUALIFIED STOCK OPTIONS HELD BY PERSONS SUBJECT TO SECTION 16(B)

     If shares of common stock are received upon the exercise of a non-qualified stock option by an optionee who is subject to liability under Section 16(b) of the Securities Act Of 1934 (the "Exchange Act"), recognition of the compensation attributable to such exercise is postponed (for not more than six months) so long as the sale at a profit of the shares so acquired could subject the optionee to suit under Section 16(b) of the Exchange Act. One effect of this postponement is to measure the amount of compensation taxable to the optionee as ordinary income by reference to the fair market value of such shares at the time such liability to suit under Section 16(b) of the Exchange Act no longer exists (rather than at the earlier date of exercise of the option). Similarly, the fair market value of such shares at that time would become the optionee's basis in the shares for purposes of computing gain or loss upon a subsequent disposition, and the optionee's holding period for the shares would date from that time. However, an optionee may elect with respect to such shares, pursuant to Section 83(b) of the Code, to recognize the compensation attributable to such exercise at the time of such exercise, in which case his tax treatment would be as described above. Such election must be made not later than 30 days after the date such shares are transferred to the optionee.

				PROPOSAL TO EXTEND THE TERM OF OPTIONS IN THE
					 NON-DISCRETIONARY STOCK OPTION PLAN

     The Board of Directors of the Company adopted a Non-Discretionary Stock Option Plan for non-employee directors (the "Non-Discretionary Plan"), on October 7, 1991. The Non-Discretionary Plan was approved by the stockholders on May 14, 1992. As originally adopted, the Non-Discretionary Plan provided for the grant of options with an expiration date of three years from the date of grant. The options also expire 90 days after the optionholder ceases to be a director of the Company. On March 14, 1995, the Option Committee of the Board determined that it would be in the best interest of the Company to extend the term of all outstanding options to employees of the Company to ten years from the respective dates of grant. The extension of the terms of the options to employees of the Company was made to foster and promote the long term financial success of the Company by attracting and retaining able employees, to enable such employees to participate in the financial success of the Company and to align the economic interests of the employees with stockholders. On March 14, 1995, the Board determined that similar incentives should be provided to the non-employee directors. The Board believes that a long term option position will more closely align the financial interests of the directors with the stockholders and create significant incentives for increasing stockholder value. The Board recommends that stockholders approve the extension of the term of the outstanding options pursuant to the Non-Discretionary Plan, as well as an amendment to the Non-Discretionary Plan to provide that all options to be granted in the future under the Non-Discretionary Plan will expire ten years after the date of grant. The provision that options also expire 90 days after the optionholder ceases to be a director of the Company will be unaffected by this amendment. The full text of the Non-Discretionary Plan, as amended, is set forth in Exhibit B.

     The Non-Discretionary Plan provides that the Company grant options to purchase 10,000 shares of the Company's common stock to each person who becomes a non-employee director of the Company and, as of October 1 of each year, options to purchase an additional 5,000 shares of common stock are granted to each person who is at that time a non-employee director of the Company. The exercise price of the options is the fair market value of the Company's common stock on the date the options are granted. The options are exercisable in full as of the date of grant. Shares acquired upon exercise of these options cannot be sold for six months following the date of grant.

     Options granted pursuant to the Non-Discretionary Plan are non-transferable during the optionee's lifetime other than by will, by the laws of descent and distribution, or by court order in a domestic relations proceeding. Options are exercisable during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

     At present the Company has outstanding options to purchase 106,750 shares of the Company's common stock under the Non-Discretionary Plan. The amendment to the Non-Discretionary Plan will not increase the number of shares available for purchase pursuant to outstanding options, nor will it increase the number of shares that have been authorized to be issued under the Non-Discretionary Plan. A total of 500,000 shares of common stock are authorized. Options to purchase 93,250 shares have been previously exercised; therefore, there remain 300,000 shares available for future grants.

     Options granted pursuant to the Non-Discretionary Plan will not qualify for the special tax benefits given to incentive stock options under Section 422 of the Internal Revenue Code. Accordingly, all of the stock options granted pursuant to the Non-Discretionary Plan may be deemed to be non-qualified stock options. A discussion of the federal income tax consequences of the issuance and exercise of non-qualified stock options is provided in the PROPOSAL TO INCREASE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER 1987 STOCK OPTION PLAN section above.

     The Company currently has seven directors who are eligible to receive option grants under the Non-Discretionary Plan. Details with respect to outstanding options to each non-employee director are included in the ELECTION OF DIRECTORS section above.

     The approval of holders of shares representing a majority of the votes represented at the Annual Meeting will be necessary to approve the extension of the term of options in the Non-Discretionary Plan.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick was engaged to audit the financial statements of the Company for the year ended December 31, 1994. A representative of KPMG Peat Marwick is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided. Management has not made an appointment of auditors for 1995 but anticipates that it will use KPMG Peat Marwick.

     There were no disagreements with the Company's principal independent accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

                              SECTION 16 REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for the fiscal year ended December 31, 1994.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder may desire to present to the Annual Meeting of Stockholders for the year ending December 31, 1995, must be received in writing by the Secretary of the Company prior to December 1, 1995.

                                  OTHER MATTERS

     The Board does not know of any other matters to be brought before the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such Proxy as in their discretion they may deem advisable.

                       BY ORDER OF THE BOARD OF DIRECTORS

                       \s\ Donald E. Nilson

                       Donald E. Nilson, Secretary

DATED: April 14, 1995